Exhibit 4.1

AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of April 8, 2016 (the “Amendment”) to the Rights Agreement dated as of April 9, 2013 (the “Rights Agreement”), between Gain Capital Holdings, Inc., a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., a Delaware corporation, as Rights Agent (the “Rights Agent”). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed to such terms in the Rights Agreement.

WHEREAS, Section 24 of the Rights Agreement permits the Company to amend the Rights Agreement in the manner provided therein at any time prior to the occurrence of a Section 9(a)(ii) Event; and

WHEREAS, no Section 9(a)(ii) Event has occurred as of the date hereof.

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) The definition of “Final Expiration date” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

““Final Expiration Date” means the close of business on April 9, 2019.”

(b) In Exhibit B and Exhibit C of the Rights Agreement, all references to “April 9, 2016” are amended and restated so that such references read “April 9, 2019”.

(c) In Section 1, Exhibit B and Exhibit C of the Rights Agreement, all references to “$17.00” are amended and restated so that such references read “$27.50”.

Section 2. Certification. This Section 2 shall constitute a certificate from an Authorized Officer of the Company for purposes of Section 24 of the Rights Agreement, and the Company and the Authorized Officer signing this Amendment below, on behalf of the Company, (i) hereby certify that this Amendment is in compliance with the terms of Section 24 of the Rights Agreement and (ii) request and direct that the Rights Agent execute and deliver this Amendment, in accordance with Section 24.

Section 3. Effective Date. This Amendment is effective as of April 8, 2016.

Section 4. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect unamended and in accordance with the provisions thereof on the date hereof.

Section 5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State.

Section 6. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal by its authorized officers.

Dated as of April 8, 2016

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Diego Rotsztain
	Name:	Diego Rotsztain
	Title:	EVP, General Counsel and Secretary

[Signature Page to Amendment No. 1 to Rights Agreement]

Countersigned:

Broadridge Corporate Issuer Solutions, Inc. as Rights Agent

By:	/s/ John P. Dunn
	Name:	John P. Dunn
	Title:	Vice President

[Signature Page to Amendment No. 1 to Rights Agreement]